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                       1st FRANKLIN FINANCIAL CORPORATION

                              INDEX TO EXHIBITS


Exhibit No.                                                       Page No.
----------                                                        -------

    19        Quarterly Report to Investors for the Nine
                Months Ended September 30, 1998 . . . . . . . . .    4

    27        Financial Data Schedule . . . . . . . . . . . . . .   14

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